EXHIBIT 99.1

Nile Therapeutics Announces Positive Phase 1a Results of CD-NP, a Selective NPR-B Agonist in Clinical Development for the Treatment of Heart Failure

BERKELEY, Calif., Oct. 11 /PRNewswire-FirstCall/ — Nile Therapeutics, Inc. (BULLETIN BOARD: NILT), today announced results from a Phase 1a clinical study of CD-NP, Nile’s selective NPR-B agonist being developed for the treatment of heart failure. The results of this study will be included in the Company’s presentation today at the BIO Investor Forum in San Francisco, CA.

“The development of a peptide that has natriuretic and renal effects, with relatively little effect on blood pressure, is a potentially important achievement. The results of this trial in healthy volunteers have confirmed some of the hypotheses developed during the pre-clinical studies. We were particularly interested to see a clear, dose dependent increase in cGMP, which suggests the molecule activates the NPR receptors,” commented Dr. Barry M. Massie, Professor of Medicine, University of California, San Francisco, Chief, Cardiology Section, San Francisco VA Hospital, and member of Nile’s scientific advisory board.

Study Design

The Phase 1a study was conducted to investigate the safety, tolerability, pharmacokinetics and pharmacodynamic profile of various doses of CD-NP compared to placebo over a four-hour infusion in 22 healthy volunteers. The study evaluated several pharmacodynamic variables which may translate into safety and efficacy in the heart failure population. Nile measured the effect of CD-NP on systemic blood pressure, urinary flow rate, urinary sodium excretion, serum potassium, renal function and cGMP, a secondary messenger of the target receptor and indicator of in-vivo activity.

Study Results

CD-NP was well tolerated with no serious adverse events and all subjects completed the four-hour infusion of placebo, 10, 17.5 or 25 ng/kg/min of CD-NP.

With respect to clinical and biomarker assessments, CD-NP (placebo, 10, 17.5 and 25 ng/kg/min) increased urine flow rate versus baseline (125%, 53%, 30% and 230% average change, respectively), increased sodium excretion versus baseline (28%, 138%, 55% and 158% average change, respectively) and increased plasma cGMP versus baseline (4%, 202%, 378% and 691% average change, respectively).

With respect to safety assessments, CD-NP (placebo, 10, 17.5 and 25 ng/kg/min) had no effect on mean arterial pressure versus baseline (-5%, 6%, -6%, -8% average change, respectively), had no effect on serum potassium levels versus baseline (0%, -2%, 3%, 3% average change, respectively), and had no effect on renal function as measured by GFR versus baseline (1%, 8%, 3%, 4% average change, respectively).

The four-hour infusion of CD-NP was well tolerated in all subjects at all dose levels tested. At the highest dose (25 ng/kg/min) of CD-NP, after completing the four-hour infusion, in response to an orthostatic challenge, some subjects exhibited transient symptoms consistent with volume depletion and/or vasodilatation including dizziness, asymptomatic tachycardia and orthostatic hypotension. These events are indicative of a practical limit of pharmacologic activity in normal healthy subjects, and Nile intends to investigate higher doses in upcoming Phase 1b studies of CD-NP infusions in heart failure patients.

“In this trial in healthy subjects, we demonstrated that CD-NP can be safely administered and elicits pharmacological and clinical effects which are consistent with the proposed mechanism of action. We are planning additional phase 1 trials in heart failure patients with the goals of determining the therapeutic dose range for diuresis, natriuresis, and cardiac filling pressure reducing effects, while maintaining systemic blood pressure and preserving renal function,” commented Peter Strumph, Chief Executive Officer of Nile.

About CD-NP

CD-NP is a rationally-designed synthetic peptide designed to incorporate the optimal components of naturally occurring natriuretic peptides, creating a novel compound with unique actions in vivo. CD-NP is a selective NPR-B agonist with potent renal enhancement and cardiac unloading properties, but with minimal hypotensive effects.

About Heart Failure

Heart failure is a chronic condition in which the heart cannot effectively pump enough blood to the body’s other organs. Heart failure is the fastest- growing clinical cardiac disease in the United States, affecting 5 million Americans. In the U.S., more than $30 billion is spent each year to treat heart failure. Approximately 1 million patients in the U.S. each year are hospitalized with acute decompensated heart failure (ADHF). These ADHF patients face high rates of morbidly and mortally following hospital discharge, with 6-month hospital re-admission and mortality rates of 50% and 33%, respectively.

About Nile Therapeutics

Nile Therapeutics, Inc. is a clinical-stage biopharmaceutical company that develops innovative products for the treatment of cardiovascular disease and other areas of unmet medical need. Nile is initially focusing its efforts on developing its lead compound, CD-NP, a novel chimeric peptide in Phase I studies for the treatment of heart failure, and 2NTX-99, a small molecule, pre-clinical, anti-atherothrombotic agent with nitric oxide donating properties. A key component of the Company’s strategy is to acquire the global rights to additional compounds to expand its portfolio. More information on Nile can be found at www.nilethera.com.

Contact:

Daron Evans

Chief Financial Officer

Nile Therapeutics, Inc.

510-281-7700

info@nilethera.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, outlook, milestones, the success of Nile’s product development, future financial position, future financial results, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Nile cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors that could cause actual results or events to differ materially from the forward-looking statements that we make are described in greater detail in the reports we file with Securities and Exchange Commission, including the “Risk Factors” section of our latest Form 8-K, which was filed with the Securities and Exchange Commission on September 21, 2007. Nile is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

Source: Nile Therapeutics, Inc.

CONTACT: Daron Evans, Chief Financial Officer, Nile Therapeutics, Inc.,

+1-510-281-7700, info@nilethera.com

Web site: http://www.nilethera.com/